EXHIBIT 1A-15 ELECTION COMMISSION APPROVAL

U. S. ELECTION ASSISTANCE COMMISSION
VOTING SYSTEM TESTING AND CERTIFICATION PROGRAM
633 3rd Street NW, Suite 200
Washington DC, 20001

March 1, 2022

Sent via e-mail

Christopher Baum, Chief Compliance Officer
Voterite, Inc. d/b/a Votrite
20934 Concord Green Dr, Suite E
Boca Raton, FL 33433

Confirmation of Manufacturer Registration

Dear Mr. Baum,

On behalf of the U.S. Election Assistance Commission, let me take this opportunity to welcome Votrite to the EAC's Voting System Testing and Certification Program. I have reviewed your registration package and have found that it meets all of the requirements noted in our Program Manual. This letter is official acknowledgement that Votrite is now officially registered and may participate in the EAC's Voting System Testing and Certification Program.

Votrite will now be included in the EAC's listing of registered voting system manufacturers publicly available at https://www.eac.gov/voting-equipment/registered-manufacturers, and has been assigned the following unique three-letter identification code: **VTR**. This code will be used by our Voting System Testing and Certification Program to identify Votrite and its products.

Confirmation of Registration does not constitute an EAC endorsement of Votrite or its products. Registration of a manufacturer is not a certification of that manufacturer's products.

Finally, we strongly encourage you to regularly visit https://www.eac.gov/ for the latest Notices of Interpretation (https://www.eac.gov/voting-equipment/requests-for-interpretation) and Clarification (https://www.eac.gov/voting-equipment/notices-clarification), news, program manuals, and updates. The information contained in the Notices of Interpretation and Clarification is critical to understanding testing standards and program requirements. It is a manufacturer's responsibility to ensure they adhere to all procedural requirements of the Program. Copies of the EAC Voting System Testing and Certification Program Manual (Version 2.0) and the EAC Voting System Test Laboratory Program Manual (Version 2.0) have been attached to this correspondence for your reference.

If you have any questions or need further information, please do not hesitate to contact me at your earliest convenience.

Sincerely,

Jonathon Panek
Director, Voting System Testing and Certification